UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2012

JACKSONVILLE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-30248	59-3472981
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 North Laura Street, Suite 1000
Jacksonville, FL	32202
(Address of principal executive offices)	(Zip Code)

(904) 421-3040

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On June 20, 2012, Jacksonville Bancorp, Inc. (the “Company”) filed a Form 8-K (the “Original Report”) disclosing that the Company had appointed Stephen C. Green as President and Chief Executive Officer of the Company, and as Chief Executive Officer of the Company’s wholly owned subsidiary, The Jacksonville Bank (the “Bank”), subject to regulatory approval. The Original Report did not include a description of Mr. Green’s employment agreement because, at that time, he had not yet entered into such an agreement with the Company. Pursuant to Instruction 2 to Item 5.02, this Form 8-K/A is filed for the purpose of reporting the information required under Item 5.02(c)(3) of Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with Mr. Green’s appointment as President and Chief Executive Officer of the Company and as Chief Executive Officer of the Bank (subject to regulatory approval), the Company, the Bank and Mr. Green entered into an Executive Employment Agreement dated July 30, 2012 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Green earns a base salary of $300,000, which may be increased from time to time at the sole discretion of the Company’s board of directors, and he may earn an annual cash bonus of up to $100,000, which actual amount will be determined at the sole discretion of the Company’s board of directors. Mr. Green is also entitled to participate in all medical and health care benefit plans provided by the Bank for its employees, and any current or future employee benefit plans and arrangements in which executive officers of the Company or the Bank are permitted to participate.

The term of the Employment Agreement is three years, subject to automatic extension for additional one-year periods thereafter. If at any time during the first year of the initial term of the Employment Agreement, the Company completes a recapitalization involving the sale of at least $50 million in common stock (or preferred stock convertible into common stock), the Company has agreed to award Mr. Green, under the Company’s then-current equity incentive plan, restricted shares of the Company’s common stock in an amount equal to 2% of the aggregate number of shares issued in the recapitalization, subject to applicable regulatory and shareholder approvals. Such an award of restricted stock would vest 20% upon closing of the recapitalization, and 40% upon each of the first and second anniversaries of such closing.

During the term of the Employment Agreement and for a period of one year thereafter, Mr. Green has agreed not to compete with the Bank or the Company within the Jacksonville statistical metropolitan area, or solicit employees from the Bank or the Company.

If Mr. Green’s employment is terminated (other than as a result of non-renewal), Mr. Green will be entitled to receive his base salary for a period of one year following his termination date. Upon such early termination of employment, any unvested awards of restricted stock he held will be forfeited, except in the event that he terminates his employment because of an uncured breach of the Employment Agreement by the Company or the Bank or as a result of a change in his position or duties (including following a “change-in-control”), in which case any unvested awards of restricted stock he held as of the termination date will be automatically vested in full.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement among Jacksonville Bancorp, Inc., The Jacksonville Bank and Stephen C. Green.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSONVILLE BANCORP, INC.

By:	/s/ Valerie A. Kendall
Name:	Valerie A. Kendall
Title:	Executive Vice President and Chief Financial Officer

Date: August 2, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement among Jacksonville Bancorp, Inc., The Jacksonville Bank and Stephen C. Green.